                                                                   EXHIBIT 99.2

                  DIRECTORS OF DQE AND DUQUESNE LIGHT COMPANY

Terms Expiring in the Year 1997:
--------------------------------

Daniel Berg, Age 67, Director of DQE since 1989. Institute Professor and Acting Director, Services Research and Education Center, of Rensselaer Polytechnic Institute. Also Senior Science Advisor of the National Science Foundation (NSF) since January 1997. A director of Duquesne Light Company, Chester Engineers, Inc. (an environmental consulting and engineering company), Hy-Tech Machine, Inc. (manufacturer of specialty parts and equipment), and Joachim Machinery Company, Inc. (distributor of machine tools), and Chairman of the Academic Advisory Board of the National Academy of Engineering.


Robert P. Bozzone, Age 63, Director of DQE since 1990. Elected to be a Lead Director in August of 1996. Vice Chairman of Allegheny Teledyne, Inc. (specialty metals production) since its formation through the merger of Allegheny Ludlum Corporation and Teledyne, Inc. in August 1996. Formerly Vice Chairman from 1994-1996 and President and Chief Executive Officer from 1990-1994 of Allegheny Ludlum. Also a director of Duquesne Light Company and Allegheny Teledyne, Inc., a trustee of Rensselaer Polytechnic Institute, a life member of ASM International (engineering technical society), and a board member of the Greater Pittsburgh Council--Boy Scouts of America, The Salvation Army, and Catholic Charities. Also former Chairman of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland.


William H. Knoell, Age 72, Director of DQE since 1989. Elected to be a Lead Director in August of 1996. Retired Chairman of the Board and Chief Executive Officer of Cyclops Industries, Inc. (basic and specialty steels and fabricated steel products, industrial and commercial construction). Also a director of Duquesne Light Company, Cabot Oil & Gas Corporation and St. Clair Memorial Hospital and a life trustee of Carnegie Mellon University.


Thomas J. Murrin, Age 67, Director of DQE since 1991. Dean of the A. J. Palumbo School of Business Administration of Duquesne University since 1990. Prior to that, Deputy Secretary of the U.S. Department of Commerce and President of the Energy and Advanced Technology Group of Westinghouse Electric Corporation. Also a director of Duquesne Light Company and Motorola, Inc. (manufacturer of electronic equipment and components) and a member of the Executive Committee of the U.S. Council on Competitiveness and Chairman of the District Export Council.


Terms Expiring in 1998:
-----------------------

Doreen E. Boyce, Age 62, Director of DQE since 1989. President of the Buhl Foundation (charitable institution for educational and public purposes). Also a director of Duquesne Light Company, Microbac Laboratories, Inc., Orbeco Analytical Systems, Inc. and Dollar Bank, Federal Savings Bank and a trustee of Franklin & Marshall College.

David D. Marshall, Age 44, Director of DQE since 1995. President and Chief Executive Officer of DQE and Duquesne Light Company since August of 1996. Previously Executive Vice President of DQE and President and Chief Operating Officer of Duquesne Light Company since 1995. Vice President of DQE from 1989 to 1995, and Executive Vice President of Duquesne Light Company from 1992 to 1995. Also a director of Duquesne Light Company, Chester Engineers, Inc., and Southwestern Pennsylvania Industrial Resource Center (economic development), and Trustee, Vice President, and Secretary of Penn's Southwest Association (economic development).


Robert Mehrabian, Age 55, Director of DQE since 1991. President of Carnegie Mellon University. Also a director of Duquesne Light Company, Allegheny Teledyne, Inc., PPG Industries Inc., Mellon Bank Corporation, and Mellon Bank, N.A. and an ex-officio trustee of Carnegie Mellon University.


Terms Expiring in 1999:
-----------------------

Sigo Falk, Age 62, Director of DQE since 1989. Management of personal investments. Chairman of The Maurice Falk Medical Fund and Leon Falk Family Trust and a director of Duquesne Light Company. Also Chair of the Chatham College Board of Trustees and a board member of the Historical Society of Western Pennsylvania and the Allegheny Land Trust.


Eric W. Springer, Age 67, Director of DQE since 1989. Partner of Horty, Springer & Mattern, P.C. (attorneys-at-law). Also a director of Duquesne Light Company, a Trustee Emeritus of Presbyterian University Hospital and the University of Pittsburgh Medical Center, and Past President of the Allegheny County Bar Association.

                                       2